UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 24, 2006 (July 19, 2006)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(408) 570-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1. BEA Systems, Inc. 2006 Stock Incentive Plan

On July 19, 2006, the stockholders of BEA Systems, Inc. (the “Company”), approved the Company’s 2006 Stock Incentive Plan and the related forms of option agreements (the “2006 Plan”). The 2006 Plan replaces the Company’s 1997 Stock Incentive Plan (the “1997 Plan”) and the Company’s 2000 Non-Qualified Stock Incentive Plan. The 2006 Plan authorizes the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively referred to as “Awards”). There are 45,000,000 shares of common stock of the Company reserved for issuance pursuant to the 2006 Plan (subject to adjustment in accordance with the provisions of the 2006 Plan), plus any shares of common stock that would otherwise return to the Company’s 1997 Plan as a result of forfeiture, termination or expiration of options granted under the 1997 Plan. The purpose of the 2006 Plan is to retain key employees and directors of the Company having experience and ability, to attract new employees and directors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company. The 2006 Plan commenced on July 19, 2006 and shall continue in effect for a term of ten (10) years unless sooner terminated.

Pursuant to its terms, the 2006 Plan is administered by the plan administrator, defined as the Board of Directors (the “Board”) or one or more committees designated by the Board (the “Administrator”). The 2006 Plan will be administered by the Compensation Committee of the Board (the “Compensation Committee”). The Administrator has the authority, in its discretion, to select the participants to whom such Awards may be granted, and to determine the terms and conditions of any Award. The maximum number of shares of options and stock appreciation rights that may be granted to a participant during a calendar year is 2,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 2,500,000 shares which shall not count against the limit set forth in the previous sentence. The maximum number of awards of restricted stock and restricted stock units that are intended to be performance-based compensation under 162(m) of the Internal Revenue Code of 1986, as amended, that may be granted to a participant during a calendar year is 1,500,000 shares.

The foregoing summary of the 2006 Plan, is subject to, and qualified in its entirety by the 2006 Plan, which is attached as Exhibit 10.30 to this Form 8-K, and is incorporated herein by reference in its entirety.

2. BEA Systems, Inc. Senior Executive Bonus Plan

On July 19, 2006, the stockholders of the Company approved the Company’s Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan is intended to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives.

The Bonus Plan will be administered by the Compensation Committee. All officers of the Company are eligible to participate in the Bonus Plan. Participation in the Bonus Plan by any particular officer is determined annually in the discretion of the Compensation Committee. In selecting participants for the Bonus Plan, the Compensation Committee will choose officers of the Company who are likely to have a significant impact on the performance of the Company. It currently is expected that senior executive officers identified by the Board will participate in the Bonus Plan each year.

For each year, the Compensation Committee will establish in writing: (i) a target award for each participant; (ii) the performance goals which must be achieved in order for the participant to be paid the target award; and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. Awards under the Bonus Plan generally will be payable in cash after the end of the year during which the award was earned.

The foregoing summary of the Bonus Plan, is subject to, and qualified in its entirety by the Bonus Plan, which is attached as Exhibit 10.31 to this Form 8-K, and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.30	BEA Systems, Inc. 2006 Stock Incentive Plan, and form of agreements thereunder

10.31	BEA Systems, Inc. Senior Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger Executive Vice President and Chief Financial Officer

Date: July 24, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.30	BEA Systems, Inc. 2006 Stock Incentive Plan, and form of agreements thereunder

10.31	BEA Systems, Inc. Senior Executive Bonus Plan